UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – September 26, 2016

WEST PHARMACEUTICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-8036	23-1210010
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Herman O. West Drive, Exton, PA		19341-0645
(Address of principal executive offices)		(Zip Code)

 Registrant’s telephone number, including area code: 610-594-2900

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Senior Vice President, Global Operations and Supply Chain

On September 26, 2016, West Pharmaceutical Services, Inc. (the "Company") announced that it had appointed David A. Montecalvo to serve as Senior Vice President, Global Operations and Supply Chain, effective September 26, 2016 (the "Commencement Date"). Mr. Montecalvo will serve on the Company's senior leadership team and will oversee the Company’s Global Operations function.

Mr. Montecalvo, 51, joins the Company from Medtronic plc, where he served in a number of senior leadership roles, including Vice President, Contract Manufacturing Operations, for the company’s Restorative Therapies Group, a $7 billion group of businesses; and Vice President, Business Operations Integration, where he was responsible for directing and leading the global operations integration of Covidien plc into Medtronic. Prior to working at Medtronic, Mr. Montecalvo held senior operations and product development roles at Urologix, Inc. and LecTec Corporation.

Mr. Montecalvo earned a Bachelor of Science degree in biomedical engineering from Case Western Reserve University. He also earned a Master of Business Administration degree in venture management from the University of St. Thomas.

A copy of the press release issued by the Company announcing the appointment of Mr. Montecalvo is filed as Exhibit 99.1 hereto and is incorporated by reference.

Employment Agreement

The Company entered into an employment agreement with Mr. Montecalvo appointing him as Senior Vice President, Global Operations and Supply Chain effective September 26, 2016 (the "Employment Agreement"). Pursuant to the Employment Agreement, Mr. Montecalvo will receive an annual base salary of $370,000. He will also be eligible for an annual incentive plan bonus in 2016, with a target amount of 60% of base salary, prorated based on Mr. Montecalvo's period of employment in 2016.

Effective on the Commencement Date, Mr. Montecalvo received a long-term incentive plan ("LTIP") award with a grant date fair value of $300,000, 50% of which consisted of stock options and 50% of which consisted of performance share units ("PSUs"). He will also receive a LTIP award with an expected value of $400,000, 50% of which will consist of stock options and 50% of which will consist of PSUs, at the Board of Directors' annual grant meeting in February 2017. The LTIP award made on the Commencement Date is substantially similar to the awards made to other executives during 2016. Mr. Montecalvo also received a restricted stock unit ("RSU") award with a grant date fair value of $100,000. If Mr. Montecalvo remains employed, the RSU will vest 100% on the fifth anniversary of the Commencement Date. The RSU will also vest 100% in the event Mr. Montecalvo terminates employment for Good Reason or is terminated by the Company without Cause, as defined in the award agreement. All other terms and conditions of the RSU are consistent with awards made in 2015. The forms of the awards will be filed as exhibits to the Employment Agreement.

In addition, Mr. Montecalvo will receive a sign-on cash bonus of $150,000. The Company will pay Mr. Montecalvo the entire cash bonus on the first normal payroll date following the Commencement Date. The sign-on bonus is subject to a two-year repayment obligation, pursuant to which if Mr. Montecalvo terminates his employment with the Company for any reason other than Good Reason (and in the absence of Death or any Disability), or if the Company terminates Mr. Montecalvo's employment with Cause, all as defined in the Employment Agreement, on or prior to the second anniversary of the Commencement Date, then Mr. Montecalvo agrees to fully repay the Company the amount of the sign-on bonus paid by the Company.

If, however, on or prior to the second anniversary of the Commencement Date, the Company terminates Mr. Montecalvo’s employment other than for Cause, or if Mr. Montecalvo terminates his employment with the Company for Good Reason, Mr. Montecalvo shall receive a lump-sum cash severance amount of $450,000, conditioned upon Mr. Montecalvo's execution of a release of claims in favor of the Company and non-disparagement, cooperation and confidentiality obligations.

Mr. Montecalvo will be subject to the Company's standard change-in-control agreement for executive officers.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending September 30, 2016.

Item 7.01 Regulation FD Disclosure.

Attached hereto as Exhibit 99.2 is a copy of the presentation to be used by management of the Company at the management conference call hosted by Janney Montgomery Scott on September 29, 2016 at 1:00pm Eastern time (call-in numbers: Domestic 800-954-0686, International +1-212-231-2920, ID 21818704).

A copy of the presentation materials will be available through the Investors link on http://www.westpharma.com.

The information in this report (including Exhibit 99.2) is being furnished pursuant to Item 7.01 and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), or otherwise subject to the liabilities of that section, nor will it be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific referencing in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit 99.1	West Pharmaceutical Services, Inc. Press Release, dated September 26, 2016.
	Exhibit 99.2	West Pharmaceutical Services, Inc. Investor Presentation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST PHARMACEUTICAL SERVICES, INC.

/s/ William J. Federici
William J. Federici
Senior Vice President and Chief Financial Officer

September 26, 2016

EXHIBIT INDEX

Exhibit No.	Description
99.1	West Pharmaceutical Services, Inc. Press Release, dated September 26, 2016.
99.2	West Pharmaceutical Services, Inc. Investor Presentation.

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